Exhibit 99.1

Investor Contact:	Media Contact:
Mark Melnyk	Lauren George
407-613-3327	407-613-8431
mark.melnyk@hgv.com	lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Reports Record First Quarter Results, Raises Full Year Outlook and Cost Synergy Target, and Announces Share Repurchase Program

ORLANDO, Fla. (May 9, 2022) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”) today reports its first quarter 2022 results.

First Quarter 2022 Results1

•
Total contract sales in the first quarter were $509 million, 96% of pro-forma combined Q1 2019 contract sales.
•
Member count increased for the seventh straight quarter. Net Owner Growth (NOG) for the Legacy-HGV business for the 12 months ended March 31, 2022, was 2.1%, and Diamond added nearly 1,600 net new members in the quarter.
•
Total revenues for the first quarter were $779 million compared to $235 million for the same period in 2021.
•
Total revenues were affected by a deferral of $42 million in the current period compared to a deferral of $32 million in the same period in 2021.
•
Net income for the first quarter was $51 million compared to ($7) million net loss for the same period in 2021.
•
Net income was affected by a net deferral of $22 million in the current period compared to a net deferral of $18 million in the same period in 2021.
•
Diluted EPS for the first quarter was $0.42 compared to ($0.08) for the same period in 2021.
•
Diluted EPS was affected by a net deferral of $22 million in the current period compared to a net deferral of $18 million in the same period in 2021, or $0.18 and $0.21 per share in the current period and the same period in 2021, respectively.
•
Adjusted EBITDA for the first quarter was $202 million compared to $42 million for the same period in 2021.
•
Adjusted EBITDA was affected by a net deferral of $22 million in the current period compared to a net deferral of $18 million in the same period in 2021.
•
Now expecting to achieve cost synergies of $150 million within the 24-month period following the August 2021 close of the Diamond transaction, up from the prior target of greater than $125 million of cost synergies within 24 months of close.
•
HGV’s Board of Directors approved a two-year share repurchase program authorizing the Company to repurchase up to an aggregate of $500 million of its outstanding shares of common stock.

Full Year 2022 Outlook

•
The Company is raising its Deferral Adjusted EBITDA range to $960 million to $990 million, from the prior range of $915 million to $935 million.

“A strong pickup in momentum through the quarter propelled us to another set of record results,” said Mark Wang, president and CEO of Hilton Grand Vacations. “We delivered EBITDA, margins, and cash flow well ahead of our 2019 pro-forma combined levels, and our diligent integration efforts enabled us to identify additional cost synergies from the Diamond acquisition. Taken together, these gave us the confidence to increase our 2022 guidance range. In addition, we unveiled our first set of rebranded Diamond properties under the Hilton Vacation Club collection, and launched HGV Max our new experiential membership program. These represent critical milestones in our integration and increase the overall value proposition of our offering through broader access and exciting new benefits."

1 The Company’s current period results and prior year results include impacts related to deferrals of revenues and direct expenses related to the Sales of VOIs under construction that are recognized when construction is complete. These impacts are reflected in the sub-bullets.

Diamond Acquisition

On Aug. 2, 2021, HGV completed the acquisition of Dakota Holdings, Inc., the parent of Diamond Resorts International (the “Diamond Acquisition”). HGV completed the acquisition by exchanging 100% of the outstanding equity interests of Diamond for shares of HGV common stock. Pre-existing HGV shareholders owned approximately 72% of the combined company immediately after giving effect of the Diamond Acquisition, with certain funds controlled by Apollo Global Management Inc. (the "Apollo Funds" or, "Apollo") and other minority shareholders, who previously owned 100% of Diamond, holding the remaining, approximately 28% at the time the Diamond Acquisition was completed.

Diamond also operates in the hospitality and VOI industry, with a worldwide resort network of global vacation destinations. Diamond’s portfolio consists of resort properties that the Company manages, which are included in one of Diamond's single- and multi-use trusts (collectively, the "Diamond Collections" or "Collections"), or are Diamond-branded resorts in which the Company owns inventory. It also includes affiliated resorts and hotels, which the Company does not manage, and which do not carry the Diamond brand but are a part of Diamond's network and, through THE Club® and other Club offerings (the “Diamond Clubs”), are available for its members to use as vacation destinations.

Diamond’s operations primarily consist of: VOI sales and financing which includes marketing and sales of VOIs and consumer financing for purchasers of the Company's VOIs; operations related to the management of the homeowners associations (the “HOAs”) for resort properties and the Diamond Collections, operating and managing points-based vacation clubs, and operation of certain resort amenities and management services.

The financial results in this report include Diamond’s results of operations beginning on Aug. 2, 2021 (the "Acquisition Date"). The Company refers to Diamond's business and operations that were acquired as “Legacy-Diamond” or “Diamond,” and HGV's operations as “Legacy-HGV,” which is inclusive of operations that existed both prior to and following the Diamond Acquisition.

Overview

For the quarter ended March 31, 2022, diluted EPS was $0.42 compared to ($0.08) for the quarter ended March 31, 2021. Net income and Adjusted EBITDA were $51 million and $202 million, respectively, for the quarter ended March 31, 2022, compared to net loss and Adjusted EBITDA of ($7) million and $42 million, respectively, for the quarter ended March 31, 2021. Total revenues for the quarter ended March 31, 2022, were $779 million compared to $235 million for the quarter ended March 31, 2021.

Net income and Adjusted EBITDA for the quarter ended March 31, 2022, included a net deferral of $22 million relating to sales of intervals at Maui Bay Villas Phase IB and The Beach Resort Sesoko Phase II, which were under construction during the period. The Company anticipates recognizing these revenues and related expenses in 2022 when it expects to complete these projects and recognize the net deferral impacts.

Consolidated Segment Highlights – First Quarter 2022

Real Estate Sales and Financing

For the quarter ended March 31, 2022, Real Estate Sales and Financing segment revenues were $452 million, an increase of $329 million compared to the quarter ended March 31, 2021. Real Estate Sales and Financing segment Adjusted EBITDA and Adjusted EBITDA profit margin were $153 million and 33.8%, respectively, for the quarter ended March 31, 2022, compared to $27 million and 22.0%, respectively, for the quarter ended March 31, 2021. Results in the first quarter of 2022 improved due to an increase in tour flow related to an improvement in travel demand versus the prior year, as well as an increase in volume per guest.

Real Estate Sales and Financing segment adjusted EBITDA reflects a reduction of $22 million due to the deferral of sales and related expenses of VOIs under construction in the first quarter of 2022. These deferrals were related sales of intervals at Maui Bay Villas Phase IB and The Beach Resort Sesoko Phase II projects for the quarter ended March 31, 2022, and compare to $18 million net deferrals related to Ocean Tower Phase II, Maui Bay Villas Phase I and The Beach Resort Sesoko Phase I projects for the quarter ended March 31, 2021.

Contract sales for the quarter ended March 31, 2022, increased $370 million to $509 million compared to the quarter ended March 31, 2021. For the quarter ended March 31, 2022, tours increased by 253% and VPG increased by 4% compared to the quarter ended March 31, 2021. For the quarter ended March 31, 2022, fee-for-service contract sales represented 25% of contract sales compared to 40% for the quarter ended March 31, 2021.

Financing revenues for the quarter ended March 31, 2022, increased by $27 million compared to the quarter ended March 31, 2021. This was driven primarily by a $24 million increase related to interest income on the timeshare financing receivables. The Company experienced an increase in the timeshare financing receivables balance along with an increase in the weighted average interest rate for the originated portfolio of 100 basis points as of March 31, 2022 compared to March 31, 2021.

Resort Operations and Club Management

For the quarter ended March 31, 2022, Resort Operations and Club Management segment revenue was $268 million, an increase of $188 million compared to the quarter ended March 31, 2021. Resort Operations and Club Management segment Adjusted EBITDA and Adjusted EBITDA profit margin were $101 million and 37.7%, respectively, for the quarter ended March 31, 2022, compared to $42 million and 52.5%, respectively, for the quarter ended March 31, 2021. Compared to the prior-year period, results in the first quarter of 2022 increased due to the addition of Diamond's resort network and member base, along with an increase in the number of transactions compared to the same period in 2021, which more than offset the increases in segment operating expenses.

Inventory

The estimated value of the Company’s total contract sales pipeline is approximately $13 billion at current pricing.

The total pipeline includes approximately $7 billion of sales relating to inventory that is currently available for sale at open or soon-to-open projects. The remaining approximately $6 billion of sales is inventory at new or existing projects that will become available for sale in the future upon registration, delivery or construction.

Owned inventory represents 83% of the Company’s total pipeline. Approximately 53% of the owned inventory pipeline is currently available for sale.

Fee-for-service inventory represents 17% of the Company’s total pipeline. Approximately 46% of the fee-for-service inventory pipeline is currently available for sale.

With 23% of the pipeline consisting of just-in-time inventory and 17% consisting of fee-for-service inventory, capital-efficient inventory represents 40% of the Company’s total contract sales pipeline.

Balance Sheet and Liquidity

Total cash and cash equivalents were $817 million as of March 31, 2022, including $303 million of restricted cash.

As of March 31, 2022, the Company had $2,913 million of corporate debt, net outstanding with a weighted average interest rate of 4.09% and $1,203 million of non-recourse debt, net outstanding with a weighted average interest rate of 2.87%.

As of March 31, 2022, the Company’s liquidity position consisted of $514 million of unrestricted cash and $699 million remaining borrowing capacity under the revolver facility.

As of March 31, 2022, HGV has $439 million remaining borrowing capacity in total under the Timeshare Facility, and conduit facilities due in 2023 and 2024. Of this amount, HGV has $154 million of mortgage notes that are available to be securitized and another $238 million of mortgage notes that the Company expects will become eligible as soon as they meet typical milestones including receipt of first payment, deeding, or recording.

Free cash flow was $256 million for the quarter ended March 31, 2022, compared to $57 million for the same period in the prior year. Adjusted free cash flow was $159 million for the quarter ended March 31, 2022, compared to $3 million for the same period in the prior year. Adjusted free cash flow for the quarter ended March 31, 2022 includes add-backs of $25 million related to the Diamond Acquisition.

As of March 31, 2022, the Company’s total net leverage on a pro-forma trailing 12-month basis was approximately 2.62x, not giving effect to anticipated synergies. Inclusive of anticipated synergies, HGV was at 2.39x total net leverage on a pro-forma trailing 12-month basis.

Subsequent Events

On April 21, 2022, HGV completed a $246 million securitization of its gross timeshare financing receivables with an overall weighted average interest rate of 4.30 percent and an overall advance rate of 95%. The proceeds were primarily used to pay down one of the Company's conduit facilities in full, which was a total of $115 million, and for general corporate purposes.

On May 3, 2022, HGV amended the terms of the Timeshare Facility to increase the borrowing capacity from $450 million to $750 million, allowing the Company to borrow up to the maximum amount until May 2024 and requiring all amounts borrowed to be repaid in 2025. The Timeshare Facility is secured by certain timeshare financing receivables in the Company's loan portfolio.

On May 4, 2022, HGV's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to an aggregate of $500 million of its outstanding shares of common stock.

Total Construction Deferrals and/or Recognitions Included in Results Reported Under Accounting Standards Codification Topic 606 (“ASC 606”)

The Company’s Adjusted EBITDA as reported under ASC 606 includes construction-related recognitions and deferrals of revenues and related expenses as detailed in Table T-1. Under ASC 606, the Company defers revenues and related expenses pertaining to sales at projects that occur during periods when that project is under construction until the period when construction is completed.

T-1

Net Construction Deferral Activity

	2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
NET CONSTRUCTION DEFERRAL ACTIVITY
Sales of VOIs (deferrals) recognitions	$(42)	$—	$—	$—	$(42)
Cost of VOI sales (deferrals) recognitions(1)	(13)	—	—	—	(13)
Sales and marketing expense (deferrals) recognitions	(7)	—	—	—	(7)
Net construction (deferrals) recognitions(2)	$(22)	$—	$—	$—	$(22)

Net income	$51	$—	$—	$—	$51
Interest expense	33	—	—	—	33
Income tax expense	20	—	—	—	20
Depreciation and amortization	60	—	—	—	60
Interest expense and depreciation and amortization included in equity in earnings from unconsolidated affiliates	—	—	—	—	—
EBITDA	164	—	—	—	164
Other gain, net	(1)	—	—	—	(1)
Share-based compensation expense	11	—	—	—	11
Impairment expense	3	—	—	—	3
Acquisition and integration-related expense	13	—	—	—	13
Other adjustment items(3)	12	—	—	—	12
Adjusted EBITDA	$202	$—	$—	$—	$202

Net Construction Deferral Activity

(continued)

	2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
NET CONSTRUCTION DEFERRAL ACTIVITY
Sales of VOIs (deferrals) recognitions	$(32)	$(42)	$241	$(34)	$133
Cost of VOI sales (deferrals) recognitions(1)	(10)	(13)	73	(12)	38
Sales and marketing expense (deferrals) recognitions	(4)	(7)	35	(5)	19
Net construction (deferrals) recognitions(2)	$(18)	$(22)	$133	$(17)	$76

Net (loss) income	$(7)	$9	$99	$75	$176
Interest expense	15	17	42	31	105
Income tax (benefit) expense	(6)	3	49	47	93
Depreciation and amortization	11	12	48	55	126
Interest expense and depreciation and amortization included in equity in earnings from unconsolidated affiliates	1	—	—	—	1
EBITDA	14	41	238	208	501
Other loss, net	1	1	20	4	26
Share-based compensation expense	4	14	14	16	48
Impairment expense	1	—	1	—	2
Acquisition and integration-related expense	15	14	54	23	106
Other adjustment items(3)	7	—	13	13	33
Adjusted EBITDA	$42	$70	$340	$264	$716

(1) Includes anticipated Costs of VOI sales related to inventory associated with Sales of VOIs under construction that will be acquired once construction is complete.

(2) The table represents deferrals and recognitions of Sales of VOIs revenue and direct costs for properties under construction.

(3) Includes costs associated with restructuring, one-time charges and other non-cash items. This amount also includes the amortization of premiums resulting from purchase accounting for the periods subsequent to the Diamond acquisition.

Conference Call

Hilton Grand Vacations will host a conference call on May 9, 2022, at 11 a.m. (ET) to discuss first quarter results.

To access the live teleconference, please dial 1-877-407-0784 in the U.S./Canada (or +1-201-689-8560 internationally) approximately 15 minutes prior to the teleconference’s start time. A live webcast will also be available by logging onto the HGV Investor Relations website at https://investors.hgv.com.

In the event of audio difficulties during the call on the toll-free number, participants are advised that accessing the call using the +1-201-689-8560 dial-in number may bypass the source of audio difficulties.

A replay will be available within 24 hours after the teleconference’s completion through May 16, 2022. To access the replay, please dial 1-844-512-2921 in the U.S. (+1-412-317-6671 internationally) using ID# 13726009. A webcast replay and transcript will also be available within 24 hours after the live event at https://investors.hgv.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements convey management’s expectations as to the future of HGV, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words, although not all forward-looking statements may contain such words. The forward-looking statements contained in this press release include statements related to HGV's revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance and other anticipated future events and expectations that are not historical facts.

HGV cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include: risks that HGV may not realize the expected cost savings, synergies, growth and other benefits from the Diamond Acquisition or that the costs related to the Diamond Acquisition are greater than anticipated; risks that there may be significant costs and expenses associated with liabilities related to the Diamond business that were either unknown or are greater than those anticipated at the time of the Diamond Acquisition; risks that HGV may not be successful in integrating the Diamond business into all aspects of HGV's business and operations, including the conversion and rebranding of the Diamond properties, rooms and sales facilities into HGV-branded assets, or that the integration will take longer than anticipated; the potential magnification of HGV's operational risks as a result of the Diamond Acquisition and integration of the Diamond business; risks related to disruption of management’s attention from HGV’s ongoing business operations due to its efforts to integrate Diamond into HGV; any adverse effect of the Diamond Acquisition on HGV’s reputation, relationships, operating results and business generally; the continuing impact of the COVID-19 pandemic on HGV’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; HGV’s ability to meet its liquidity needs; risks related to HGV’s indebtedness, especially in light of the significant amount of indebtedness HGV incurred to complete the Diamond Acquisition; inherent business risks, market trends and competition within the timeshare and hospitality industries; HGV’s ability to successfully source inventory and market, sell and finance VOIs; default rates on HGV’s financing receivables (including those financing receivables related to the Diamond business); the reputation of and HGV’s ability to access Hilton brands and programs, including the risk of a breach or termination of HGV’s license agreement with Hilton; the integration of Diamond’s operations as part of HGV’s overall brand that is governed by the terms of HGV’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to HGV’s acquisitions, joint ventures, and other partnerships; HGV’s dependence on third-party development activities to secure just-in-time inventory; the performance of HGV's information technology systems and HGV’s ability to maintain data security; regulatory proceedings or litigation; adequacy of HGV’s workforce to meet its business and operation needs; HGV’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing or other factors could adversely impact HGV’s operations, revenue, operating profits and margins, key business operational metrics, financial condition and/or credit rating.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K filed with the SEC on March 1, 2022, which may be updated from time to time in HGV’s quarterly reports, current reports and other filings HGV makes with the SEC.

HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, EBITDA profit margin, Adjusted EBITDA profit margin, free cash flow and adjusted free cash flow. Please see the tables in this press release and “Definitions” for additional information and reconciliations of such non-GAAP financial measures.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. As one of Hilton’s 18 premier brands, Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 715,000 owners. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world. For more information, visit www.hiltongrandvacations.com.

HILTON GRAND VACATIONS INC.

DEFINITIONS

EBITDA and Adjusted EBITDA

EBITDA, presented herein, is a financial measure that is not recognized under U.S. GAAP that reflects net income (loss), before interest expense (excluding non-recourse debt), a provision for income taxes and depreciation and amortization.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) other gains, including asset dispositions and foreign currency translations; (ii) debt restructurings/retirements; (iii) non-cash impairment losses; (iv) share-based and other compensation expenses; and (v) other items, including but not limited to costs associated with acquisitions, restructuring, amortization of premiums and discounts resulting from purchase accounting, and other non-cash and one-time charges.

EBITDA profit margin, presented herein, represents EBITDA, as previously defined, divided by total revenues. Adjusted EBITDA profit margin, presented herein, represents Adjusted EBITDA, as previously defined, divided by total revenues.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

HGV believes that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•
EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•
EBITDA and Adjusted EBITDA do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;
•
EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•
EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•
EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•
EBITDA and Adjusted EBITDA do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and
•
EBITDA and Adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Free Cash Flow and Adjusted Free Cash Flow

Free Cash Flow represents cash from operating activities less non-inventory capital spending.

Adjusted Free Cash Flow represents free cash flow further adjusted to exclude net non-recourse debt activities and other one-time adjustment items including, but not limited to, costs associated with acquisitions.

We consider Free Cash Flow and Adjusted Free Cash Flow to be liquidity measures not recognized under U.S. GAAP that provides useful information to both management and investors about the amount of cash generated by operating activities that can be used for investing and financing activities, including strategic opportunities and debt service. We do not believe these non-GAAP measures to be a representation of how we will use excess cash.

Real Estate Metrics

Contract sales represents the total amount of VOI products (fee-for-service, just-in-time, developed, and points-based) under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales differ from revenues from the Sales of VOIs, net that we report in our condensed consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business and is used to manage the performance of the sales organization. While the presentation of contract sales on a combined basis (fee-for-service, just-in-time, developed, and points-based) is most appropriate for the purpose of the operating metric, additional information regarding the split of contract sales, included in “—Real Estate” below, is useful for investors who are interested in the underlying capital structures of the Company’s projects. See Note 2: Summary of Significant Accounting Policies in our consolidated financial statements included in Item 8 in our Annual Report on form 10-K for the year ended December 31, 2021, for additional information on Sales of VOIs, net.

Developed Inventory refers to VOI inventory that is sourced from projects the Company develops.

Fee-for-Service Inventory refers to VOI inventory HGV sells and manages on behalf of third-party developers.

Just-in-Time Inventory refers to VOI inventory primarily sourced in transactions that are designed to closely correlate the timing of the acquisition with HGV’s sale of that inventory to purchasers.

Points-Based Inventory refers to VOI sales that are backed by physical real estate that is contributed to a trust.

NOG or Net Owner Growth represents the year-over-year change in membership.

Real estate profit represents sales revenue less the cost of VOI sales and sales and marketing costs, net of marketing revenue. Real estate profit margin is calculated by dividing real estate profit by sales revenue. The Company considers this to be an important operating measure because it measures the efficiency of our sales and marketing spending and management of inventory costs.

Sales revenue represents Sale of VOIs, net and fee-for-service commissions and brand fees earned from the sale of fee-for-service intervals.

Fee-for-service commissions and brand fees, net represents commissions and brand fees earned from the sale of fee-for-service intervals net of related reserves.

Tour flow represents the number of sales presentations given at HGV’s sales centers during the period.

Volume per guest (“VPG”) represents the sales attributable to tours at HGV’s sales locations and is calculated by dividing contract sales, excluding telesales, by tour flow. The Company considers VPG to be an important operating measure because it measures the effectiveness of HGV’s sales process, combining the average transaction price with closing rate.

HILTON GRAND VACATIONS INC.

FINANCIAL TABLES

CONDENSED CONSOLIDATED BALANCE SHEETS	T-2
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	T-3
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	T-4
FREE CASH FLOWS RECONCILIATION	T-5
SEGMENT REVENUE RECONCILIATION	T-6
SEGMENT EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)	T-7
REAL ESTATE SALES PROFIT DETAIL SCHEDULE	T-8
CONTRACT SALES MIX BY TYPE SCHEDULE	T-9
FINANCING PROFIT DETAIL SCHEDULE	T-10
RESORT AND CLUB PROFIT DETAIL SCHEDULE	T-11
RENTAL AND ANCILLARY PROFIT DETAIL SCHEDULE	T-12
REAL ESTATE SALES AND FINANCING SEGMENT ADJUSTED EBITDA	T-13
RESORT AND CLUB MANAGEMENT SEGMENT ADJUSTED EBITDA	T-14

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
ASSETS
Cash and cash equivalents	$514	$432
Restricted cash	303	263
Accounts receivable, net	447	302
Timeshare financing receivables, net	1,718	1,747
Inventory	1,215	1,240
Property and equipment, net	754	756
Operating lease right-of-use assets, net	65	70
Investments in unconsolidated affiliates	62	59
Goodwill	1,351	1,377
Intangible assets, net	1,400	1,441
Land and infrastructure held for sale	41	41
Other assets	572	280
TOTAL ASSETS	$8,442	$8,008
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other	$964	$673
Advanced deposits	126	112
Debt, net	2,913	2,913
Non-recourse debt, net	1,203	1,328
Operating lease liabilities	85	87
Deferred revenues	395	237
Deferred income tax liabilities	691	670
Total liabilities	6,377	6,020

Equity:
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 3,000,000,000 authorized shares, 120,258,347 and 119,904,001 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	1,634	1,630
Accumulated retained earnings	408	357
Accumulated other comprehensive income	22	—
Total equity	2,065	1,988
TOTAL LIABILITIES AND EQUITY	$8,442	$8,008

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share data)

	Three Months Ended March 31,
	2022	2021
Revenues
Sales of VOIs, net	$269	$33
Sales, marketing, brand and other fees	119	53
Financing	64	37
Resort and club management	125	45
Rental and ancillary services	136	32
Cost reimbursements	66	35
Total revenues	779	235
Expenses
Cost of VOI sales	40	3
Sales and marketing	243	82
Financing	19	13
Resort and club management	36	8
Rental and ancillary services	132	31
General and administrative	42	21
Acquisition and integration-related expense	13	15
Depreciation and amortization	60	11
License fee expense	25	14
Impairment expense	3	1
Cost reimbursements	66	35
Total operating expenses	679	234
Interest expense	(33)	(15)
Equity in earnings from unconsolidated affiliates	3	2
Other gain (loss), net	1	(1)
Income (loss) before income taxes	71	(13)
Income tax (expense) benefit	(20)	6
Net income (loss)	$51	$(7)
Earnings (loss) per share(1):
Basic	$0.42	$(0.08)
Diluted	$0.42	$(0.08)
Weighted average shares outstanding(2)
Basic	119,981	85,308
Diluted	121,845	85,308

(1) Earnings (loss) per share is calculated based on unrounded dollars.

(2) Presented in thousands.

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net income (loss)	$51	$(7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	60	11
Amortization of deferred financing costs, acquisition premiums and other	12	6
Provision for financing receivables losses	31	16
Impairment expense	3	1
Other loss, net	—	1
Share-based compensation	11	4
Deferred income tax benefit	—	(21)
Equity in earnings from unconsolidated affiliates	(3)	(2)
Net changes in assets and liabilities:
Accounts receivable, net	(107)	8
Timeshare financing receivables, net	(11)	19
Inventory	26	(14)
Purchases and development of real estate for future conversion to inventory	(1)	(6)
Other assets	(264)	(27)
Accounts payable, accrued expenses and other	290	2
Advanced deposits	14	(3)
Deferred revenues	158	74
Net cash provided by operating activities	270	62
Investing Activities
Capital expenditures for property and equipment	(8)	(1)
Software capitalization costs	(6)	(4)
Net cash used in investing activities	(14)	(5)
Financing Activities
Issuance of non-recourse debt	155	—
Repayment of debt	(3)	(2)
Repayment of non-recourse debt	(277)	(69)
Debt issuance costs and discounts	—	(3)
Payment of withholding taxes on vesting of restricted stock units	(8)	(5)
Proceeds from stock option exercises	1	2
Other financing activity	(1)	(1)
Net cash used in financing activities	(133)	(78)
Effect of changes in exchange rates on cash, cash equivalents & restricted cash	(1)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	122	(21)
Cash, cash equivalents and restricted cash, beginning of period	695	526
Cash, cash equivalents and restricted cash, end of period	$817	$505

HILTON GRAND VACATIONS INC.

FREE CASH FLOW RECONCILIATION

(in millions)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$270	$62
Capital expenditures for property and equipment	(8)	(1)
Software capitalization costs	(6)	(4)
Free Cash Flow	$256	$57
Non-recourse debt activity, net	(122)	(69)
Acquisition and integration-related expense	12	15
Other adjustment items(1)	13	—
Adjusted Free Cash Flow	$159	$3

(1) Includes capitalized acquisition and integration-related costs for the three months ended March 31, 2022.

HILTON GRAND VACATIONS INC.

SEGMENT REVENUE RECONCILIATION

(in millions)

	Three Months Ended March 31,
	2022	2021
Revenues:
Real estate sales and financing	$452	$123
Resort operations and club management	268	80
Total segment revenues	720	203
Cost reimbursements	66	35
Intersegment eliminations	(7)	(3)
Total revenues	$779	$235

HILTON GRAND VACATIONS INC.

SEGMENT EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)

(in millions)

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$51	$(7)
Interest expense	33	15
Income tax expense (benefit)	20	(6)
Depreciation and amortization	60	11
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliates	—	1
EBITDA	164	14
Other (gain) loss, net	(1)	1
Share-based compensation expense	11	4
Impairment expense	3	1
Acquisition and integration-related expense	13	15
Other adjustment items(1)	12	7
Adjusted EBITDA	$202	$42

Segment Adjusted EBITDA:
Real estate sales and financing(2)	$153	$27
Resort operations and club management(2)	101	42
Adjustments:
Adjusted EBITDA from unconsolidated affiliates	3	3
License fee expense	(25)	(14)
General and administrative(3)	(30)	(16)
Adjusted EBITDA	$202	$42
Adjusted EBITDA profit margin	25.9%	17.9%
EBITDA profit margin	21.1%	6.0%

(1) Includes costs associated with restructuring, one-time charges and other non-cash items. For the three months ended March 31, 2022, this amount also includes the amortization of premiums resulting from the Diamond Acquisition.

(2) Includes intersegment transactions, share-based compensation, depreciation and other adjustments attributable to the segments.

(3) Excludes segment related share-based compensation, depreciation and other adjustment items.

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES PROFIT DETAIL SCHEDULE

(in millions, except Tour Flow and VPG)

	Three Months Ended March 31,
	2022	2021
Tour flow	98,601	27,948
VPG	$4,849	$4,647
Owned contract sales mix	74.7%	59.7%
Fee-for-service contract sales mix	25.3%	40.3%

Contract sales	$509	$139
Adjustments:
Fee-for-service sales(1)	(129)	(56)
Provision for financing receivables losses	(31)	(16)
Reportability and other:
Net (deferral) recognition of sales of VOIs under construction(2)	(42)	(32)
Fee-for-service sale upgrades, net	4	2
Other(3)	(42)	(4)
Sales of VOIs, net	$269	$33
Plus:
Fee-for-service commissions and brand fees, net	69	32
Sales revenue	338	65
Less:
Cost of VOI sales	40	3
Sales and marketing expense, net(4)	186	59
Real estate profit (loss)	$112	$3
Real estate profit margin	33.1%	4.6%

Reconciliation of fee-for-service commissions:
Sales, marketing, brand and other fees	$119	$53
Less:
Marketing revenue and other fees	50	21
Fee-for-service commissions and brand fees, net	69	32

(1) Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.

(2) Represents the net impact of deferred revenues related to the Sales of VOIs under construction that are recognized when construction is complete.

(3) Includes adjustments for revenue recognition, including amounts in rescission and sales incentives.

(4) Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers and revenue associated with sales incentives and document compliance.

HILTON GRAND VACATIONS INC.

CONTRACT SALES MIX BY TYPE SCHEDULE

	Three Months Ended March 31,
	2022	2021
Just-In-Time Contract Sales Mix	14%	28%
Fee-For-Service Contract Sales Mix	25%	40%
Total Capital-Efficient Contract Sales Mix(1)	39%	68%

(1) Diamond contract sales are related to developed properties and therefore are not included in capital efficient contract sales.

HILTON GRAND VACATIONS INC.

FINANCING PROFIT DETAIL SCHEDULE

(in millions)

	Three Months Ended March 31,
	2022	2021
Interest income(1)	$55	$31
Other financing revenue	9	6
Financing revenue	64	37
Consumer financing interest expense(2)	7	7
Other financing expense	12	6
Financing expense	19	13
Financing profit	$45	$24
Financing profit margin	70.3%	64.9%

(1) For the three months ended March 31, 2022, this amount includes $9 million of amortization of the premium related to the acquired timeshare financing receivables resulting from the Diamond Acquisition.

(2) For the three months ended March 31, 2022, this amount includes $3 million of amortization of the premium related to the acquired non-recourse debt resulting from the Diamond Acquisition.

HILTON GRAND VACATIONS INC.

RESORT AND CLUB PROFIT DETAIL SCHEDULE

(in millions, except for Members and Net Owner Growth)

	Twelve months ended March 31,
	2022	2021
Total members	502,304	327,880
Legacy-HGV Net Owner Growth (NOG)(1)	6,728	(337)
Legacy-HGV Net Owner Growth % (NOG%)(1)	2.1%	(0.1)%
(1) NOG is a twelve-trailing-month concept and thus not calculated for Diamond under HGV's ownership.

	Three Months Ended March 31,
	2022	2021
Club management revenue	$51	$27
Resort management revenue	74	18
Resort and club management revenues	125	45
Club management expense	10	5
Resort management expense	26	3
Resort and club management expenses	36	8
Resort and club management profit	$89	$37
Resort and club management profit margin	71.2%	82.2%

HILTON GRAND VACATIONS INC.

RENTAL AND ANCILLARY PROFIT DETAIL SCHEDULE

(in millions)

	Three Months Ended March 31,
	2022	2021
Rental revenues	$124	$30
Ancillary services revenues	12	2
Rental and ancillary services revenues	136	32
Rental expenses	122	29
Ancillary services expense	10	2
Rental and ancillary services expenses	132	31
Rental and ancillary services profit	$4	$1
Rental and ancillary services profit margin	2.9%	3.1%

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES AND FINANCING SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended March 31,
	2022	2021
Sales of VOIs, net	$269	$33
Sales, marketing, brand and other fees	119	53
Financing revenue	64	37
Real estate sales and financing segment revenues	452	123
Cost of VOI sales	(40)	(3)
Sales and marketing expense, net	(243)	(82)
Financing expense	(19)	(13)
Marketing package stays	(7)	(3)
Share-based compensation	3	2
Other adjustment items	7	3
Real estate sales and financing segment adjusted EBITDA	$153	$27
Real estate sales and financing segment adjusted EBITDA profit margin	33.8%	22.0%

HILTON GRAND VACATIONS INC.

RESORT AND CLUB MANAGEMENT SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended March 31,
	2022	2021
Resort and club management revenues	$125	$45
Rental and ancillary services	136	32
Marketing package stays	7	3
Resort and club management segment revenue	268	80
Resort and club management expenses	(36)	(8)
Rental and ancillary services expenses	(132)	(31)
Share-based compensation	1	—
Other adjustment items	—	1
Resort and club segment adjusted EBITDA	$101	$42
Resort and club management segment adjusted EBITDA profit margin	37.7%	52.5%